                                 SCHEDULE 14A
                                (RULE 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
         PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.  )


    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement    [ ] Confidential, for Use of the
                                           Commission Only (as permitted by
                                           Rule 14a-6(e)(2))
    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                       SOUTHERN MICHIGAN BANCORP, INC.
-------------------------------------------------------------------------------
              (Name of Registrant as Specified in Its Charter)


-------------------------------------------------------------------------------
  (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of filing fee (Check the appropriate box):

    [X] No fee required.

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

    (5) Total fee paid:

--------------------------------------------------------------------------------

    [ ] Fee paid previously with preliminary materials.

--------------------------------------------------------------------------------

    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

--------------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

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    (3) Filing party:

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    (4) Date filed:

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

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                                  to be held
                            Monday, April 20, 1998


The Annual Meeting of Shareholders of Southern Michigan Bancorp, Inc. will be held on Monday, April 20, 1998 at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan at 4:00 p.m. for the purpose of considering and voting on the following matters:

(1) Proposal to amend the Company's Articles of Incorporation to provide for a staggered board, to provide that a Director may be removed only for cause, to permit new Directorships to be created and filled only by the shareholders or by the affirmative vote of not less than 80% of the Directors then in office and to permit vacancies to be filled only by the affirmative vote of not less than 80% of the Directors then in office.

(2) Election of eleven (11) directors to serve until the next annual meeting and until their successors are duly elected and qualified.

(3) Proposal to amend the Company's Articles of Incorporation to eliminate a provision permitting shareholder action by less than unanimous written consent in lieu of a meeting.

(4) Proposal to amend the Company's Articles of Incorporation to require the affirmative vote of the holders of not less than two-thirds (2/3) of the voting stock to alter, amend, repeal or adopt certain provisions of the Articles of Incorporation and Bylaws, or 80% of the Directors then in office to alter, amend, repeal or adopt certain provisions of the Bylaws.

(5) Proposal to amend the Company's Articles of Incorporation to authorize 100,000 shares of Preferred Stock.

(6) Ratification of the selection of Crowe, Chizek and Company LLP as Independent Auditors for 1998.


Shareholders of record at the close of business on March 10, 1998 are entitled to notice of and to vote at the Annual Meeting.

It is important that your shares be represented at the meeting. We urge you to sign and return the enclosed proxy as promptly as possible, whether or not you plan to attend the meeting in person. If you do attend the meeting, you may revoke your proxy and vote in person.



                                    By Order of the Board of Directors

                                    JAMES T. GROHALSKI


                                    James T. Grohalski
                                    Secretary of the Board

                                    March 20, 1998

                        SOUTHERN MICHIGAN BANCORP, INC
                             51 WEST PEARL STREET
                          COLDWATER, MICHIGAN  49036


                               PROXY STATEMENT



GENERAL INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Southern Michigan Bancorp, Inc. (the "Corporation"), a Michigan corporation, to be voted at the Annual Meeting of Shareholders of the Corporation to be held on Monday, April 20, 1998, at 4:00 p.m. at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan (the "Annual Meeting"), or any adjournment thereof, for the purposes set forth in the accompanying Notice of the Annual Meeting.

The costs of soliciting proxies will be paid by the Corporation. Proxies may be solicited by mail, in person or by telephone by directors, officers and regular employees of the Corporation. These persons will not be specially compensated for soliciting proxies.

As of March 10, 1998, the record date for the Annual Meeting, there were 1,921,253 shares of Common Stock of the Company, par value $2.50 per share, ("Common Stock") issued and outstanding. Each outstanding share is entitled to one (1) vote on each matter submitted to a vote at the Annual Meeting. The transaction of business at the Annual Meeting requires the presence of a quorum, which will be established by the presence or representation at the Annual Meeting of shares of the Corporation entitled to cast a majority of the votes at the meeting. Directors will be elected by a plurality of the votes cast, whether in person or by proxy, by holders of the Common Stock entitled to vote at the Annual Meeting. (see "Proposal (2) Election of Directors"). The affirmative vote of a majority of the outstanding Shares entitled to vote at the Annual Meeting is necessary to approve Proposals (1), (3), (4), (5) and (6). Shares as to which authority is withheld in the election of directors, abstentions and broker non-votes will be counted for purposes of determining the presence of a quorum. Since they are not votes cast, shares as to which authority is withheld will have no effect on the election of directors. Abstentions and broker non-votes will have the same effect as votes against Proposals (1), (3), (4), (5) and (6).

Proxies are revocable by the delivery of written notice of revocation to the Secretary of the Corporation at any time before the proxy is exercised. The signing of a proxy does not preclude a shareholder from attending the Annual Meeting and voting in person. All proxies returned before the Annual Meeting will be voted in accordance with the instructions contained therein. If the proxy is not marked with the shareholder's instructions as to voting, the shares to which the proxy relates will be voted for the nominees for director named in this Proxy Statement, for the increase in the number of authorized shares, for the ratification of the selection of the independent auditors, and in the discretion of the proxies on any other business as may properly come before the Annual Meeting. All shareholders are encouraged to mark, date and sign the enclosed proxy card and return it to the Corporation. This Proxy Statement and accompanying proxy card were first sent or given to shareholders on approximately Marc 20, 1998.

PRINCIPAL SHAREHOLDERS

The following table sets forth, as of February 28, 1998, the names and addresses of all known to the Corporation to be beneficial owners of 5% or more of the Corporation's Common Stock, showing the amount and nature of such beneficial ownership:


                                                                               AMOUNT & NATURE               PERCENT
      TITLE OF                          NAME & ADDRESS                         OF BENEFICIAL                 OF
       CLASS                            BENEFICIAL OWNER                        OWNERSHIP (1)                CLASS
      --------                          ----------------                       ---------------               --------
  Common Stock                        Southern Michigan Bank & Trust
                                      51 W. Pearl Street                       371,160.5118 (a)               19.319
                                      Coldwater, Michigan 49036

  Common Stock                        Southern Michigan Bank & Trust
                                      Employee Stock Ownership Plan                 144,125 (b)                7.502
                                      51 W. Pearl Street
                                      Coldwater, Michigan 49036

  Common Stock                        Harvey B. Randall
                                      8391 Old U.S. 27 South                   132,885.6024 (c)                6.917
                                      Marshall, Michigan 49068

  Common Stock                        Estate of Max I. Larsen
                                      410 East Chicago Street                  118,747.3964                    6.181
                                      Coldwater, Michigan 49036


      (1) Based upon information furnished to the Corporation by the beneficial owners named above. The nature of beneficial ownership for shares shown is sole voting and investment power, except as set forth below.
                        (a) Shares are held by Bank's Trust Department in various fiduciary capacities which include power to vote the shares.

                        (b)      Shares are voted in accordance with
                                 instructions from plan participants.

                        (c)      Sole voting and investment power.


PROPOSAL (1)   PROPOSAL TO PROVIDE FOR A STAGGERED BOARD

GENERAL

The Board has determined that certain amendments to the Company's Articles of Incorporation concerning the Board are advisable and unanimously recommends to the shareholders that such amendment be adopted. In general, the proposed amendments would:
        1.   provide for staggered terms for the Board members;
        2.   provide that a Director may be removed only for cause;
        3. permit new Directorships to be created and filled only by the shareholders or by the affirmative vote of not less than 80% of the Directors then in office; and
        4. permit vacancies to be filled only by the affirmative vote of not less than 80% of the Directors then in office.

The Board recommends the proposed amendments (collectively, the "Staggered Board Proposal") because it believes that the Company benefits from continuity of membership on the Board and because the Board believes that requiring cause for removal of a Director prior to the expiration of such Director's term discourages attempts by hostile companies or groups to take over the Board and the Company by means of a proxy contest. In addition, the Staggered Board Proposal would enable the Company to obtain commitments for Board service for periods longer than one year.

The overall effect of the Staggered Board Proposal would be to render more difficult the accomplishment of certain acquisitions of control by hostile third parties. At the same time, such amendments would also make more difficult the removal of current management and the Board and may have other antitakeover effects, both favorable and unfavorable, to Company shareholders.

CURRENT ARTICLES OF INCORPORATION AND BYLAWS

The Company's Articles of Incorporation as currently in effect do not contain any provisions with respect to the term of service of Directors and do not contain any provisions concerning the removal of Directors or the Board. Currently, the election and removal of Directors is governed by the Company's Bylaws, which provide that the number of Directors shall be determined and fixed from time to time by resolution of eighty percent (80%) of the Directors then in office. The Board has, by resolution, established the number of Directors at eleven. Each Director serves until the expiration of the term for which he or she is elected, and until his or her successor has been elected and qualified. Subject to the provisions of Section 711 of the Michigan Business Corporation Act ("MBCA"), Directors may be removed with or without cause by vote of a majority of the shares entitled to vote at an election of Directors. Because the Directors will be directly affected by the Staggered Board Proposal, they may be deemed to have an interest in the outcome of such proposal.

PROPOSED AMENDMENTS

The Board of Directors has approved, subject to Shareholder approval, the amendments to the Articles of Incorporation to provide for a staggered Board of Directors, to provide that a Director may be removed only for cause, to permit new Directorships to be created and filled only by the shareholders or by the affirmative vote of not less than 80% of the Directors then in office and to permit vacancies to be filled only by the affirmative vote of not less than 80% of the Directors then in office (collectively, the "Staggered Board Amendment"). The Company's Directors are presently elected annually to hold office until the next annual meeting of shareholders and until their successors are elected and qualified. If the Staggered Board Amendment is approved by the shareholders, Directors will be elected for three year terms, with approximately one-third of such overall directors elected each year; except that in the first year of such classifications, Class I Directors will be elected to serve for a three year period ending with the annual meeting of shareholders following the year ended December 31, 2000, Class II Directors will be elected to serve for two years until the annual meeting following the year ended December 31, 1999 and Class III Directors will be elected to serve for one year until the next annual meeting of the shareholders. In the event that the shareholders do not approve the Staggered Board Amendment, the Directors elected at the Meeting will continue to serve until the next Annual Meeting. The Staggered Board Amendment, if adopted, would also prohibit the removal of Director without cause.

The text of the Articles of Incorporation as they would read assuming adoption of the Staggered Board Proposal is set forth under "Staggered Board Amendment" on Exhibit A attached hereto. Shareholders are urged to read carefully the following material, as well as Exhibit A, as they involve matters of particular importance.

The Board proposes that the Articles of Incorporation be amended by adding a new
Article XI to the Articles of Incorporation which provides for staggered three-year terms for Directors, provides that a Director may be removed only for cause, permits new Directorships to be created and filled only by the shareholders or by the affirmative vote of not less than 80% of the Directors then in office and permits vacancies to be filled only by the affirmative vote of not less than 80% of the Directors then in office.

VOTE REQUIRED

The adoption of the Staggered Board Proposal requires the affirmative vote of not less than a majority of the votes entitled to be cast by all holders of shares of Common Stock of the Company issued and outstanding on the Record Date. If the proposed Staggered Board Amendment is approved by the shareholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the MBCA. A shareholder wishing to approve one more parts of the Staggered Board Amendment must vote for all of them; conversely, a shareholder wishing to vote against one or more parts of the Staggered Board Amendment must vote against all of them.

CONSIDERATIONS IN SUPPORT OF THE STAGGERED BOARD PROPOSAL

The Board believes that the Staggered Board Proposal will enhance its ability to protect shareholders against attempts to acquire control of the Company by means of unfair or abusive tactics that exist in many unsolicited takeover attempts. The Staggered Board Proposal would encourage persons seeking to acquire control of the Company to engage in good faith, arms-length negotiations with the Board regarding the structure of their proposal, rather than waging a hostile proxy contest, and would permit the Board to engage in such negotiations from a stronger position. In addition, the Staggered Board Proposal would facilitate the Company's attracting and retaining qualified Board members and hiring and retaining competent management personnel by increasing the likelihood of a stable employment environment.

The Company also believes that ensuring continuity of service among the Board members and three-year commitments for Board service is desirable, and helps assure continuity and stability of the Company's business strategies and policies. Since at least two shareholder meetings will generally be required to effect a change in control of the Board, a majority of Directors at any given time will have prior experience as Directors of the Company.

In view of the foregoing, the Board feels that adoption of the Staggered Board Proposal is appropriate.

OTHER CONSIDERATIONS

The Staggered Board Proposal could be deemed to have an anti-takeover effect since it may deter certain third parties from initiating proxy contests or from acquiring substantial blocks of the Company's shares. Such proxy contests and acquisitions of substantial blocks of shares tend to increase, at least temporarily, market prices for the Company's stock. A potential acquirer may not proceed with a tender offer because it would be unable to obtain control of the Company's Board of Directors for a period of at least two years. No more than one-third of the sitting Board of Directors would be up for election at any annual meeting of shareholders. Consequently, if the Staggered Board Proposal is approved, Company shareholders could be deprived of temporary opportunities to sell their shares at higher market prices. Moreover, by possibly deterring proxy contests or acquisitions of substantial blocks of the Common Stock, the Staggered Board Proposal might have the incidental effect of inhibiting certain changes in incumbent management, some or all of whom may be replaced in the course of a change in control. The Board of Directors, however, is not aware of any efforts to obtain control of the Company, and the proposal of this measure is not in response to any such efforts.


                  THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR d
                         THE STAGGERED BOARD PROPOSAL. d


PROPOSAL (2)  ELECTION OF DIRECTORS

At the Meeting, eleven directors will be elected by the shareholders to serve in accordance with the classes which are established, ultimately to serve for 3 years, but initially to serve less than 3 years, as set forth in Proposal (1) (unless the proposal is defeated, in which case they will serve until the next Annual Meeting of Shareholders), or until their successors are elected and shall qualify. Each of the nominees is currently a director of the Company. Management recommends that the persons name below be elected as directors of the Company and it is intended that the accompanying proxy will be voted for their election as directors, unless the proxy contains contrary instructions. The Company has no reason to believe that any of the nominees will not be a candidate or will be unable to serve. However, in the event that any of the nominees should become unable or unwilling to serve as a director, the persons named in the proxy have advised that they will vote for the election of such person or persons as shall be designated by Management.

INFORMATION REGARDING DIRECTORS

The following sets forth the name and ages of the eleven nominees for election to the Board of Directors, their respective principal occupations and the year in which each became a director of the Company. Subject to Shareholder approval of Proposal (1), the Company has elected to group the Directors into three classes, with each class to serve for a three year period. In that manner, the shareholders benefit from continuity and experience of the Directors. The Directors are grouped into Class I, Class II and Class III. In the first year of such classifications, it is necessary to stagger the period of service of the Classes. Thereafter, members of each Class would serve for three years. Therefore, Class I Directors are being nominated to serve for a three year period ending with the annual meeting of shareholders following the year ended December 31, 2000, Class II Directors are being nominated to serve for two years until the annual meeting following the year ended December 31, 1999 and the Class II Directors are being nominated to serve for one year until the next annual meeting of the shareholders.



                                                              PRINCIPAL OCCUPATION(S)             YEAR FIRST BECAME
NAME OF DIRECTOR                 CLASS    AGE                  FOR PAST 5 YEARS (1)            DIRECTOR OF CORPORATION
----------------                 -----    ---                 ---------------------            -----------------------
Jerry L. Towns (2)                 II       63        President and Chief Executive Officer               1982
                                                      of Southern Michigan Bancorp, Inc.
                                                      (Chairman of Southern Michigan Bank
                                                      & Trust)

James T. Grohalski (2)              I       57        Executive Vice President and Chief                  1982
                                                      Financial Officer of Southern Michigan
                                                      Bancorp, Inc. (President of Southern
                                                      Michigan Bank & Trust)

James Briskey                     III       64        Owner - Briskey Elevator (grain elevator            1982
                                                      operator)

H. Kenneth Cole                     I       49        Treasurer - Hillsdale College                       1998

William E. Galliers                 I       55        Co-owner and Chief Executive                        1993
                                                      Officer - G & W Display
                                                      Fixtures, Inc.

Nolan E. Hooker                   III       46        Owner - Hooker Oil Co. (distributor                 1991
                                                      of heating oil)
Gregory J. Hull                    II       49        Farmer                                              1995

Thomas E. Kolassa                  II       50        Owner - The Planning Group (insurance)              1995

James J. Morrison                   I       50        Owner - Morrison & Associates                       1991
                                                      (insurance)

Jane L. Randall                   III       76        Owner - Dally Tire Co. (tire                        1982
                                                      distributor)

Freeman E. Riddle                  II       65        Owner - Spoor & Parlin Farm Equipment               1982


NOTES:


        (1) The business experience of each director during the past five years was that typical of a person engaged in the principal occupation listed for each.

        (2) Messrs. Towns and Grohalski, the Corporation's two executive officers (who are also directors) have held the same positions since the organization of Corporation in 1982.

The following table sets forth, as of February 28, 1998, the total number of shares of the Corporation's Common Stock beneficially owned, and the percent of such shares so owned, by each director and by all directors and executive officers of the Corporation as a group.





      NAME OF INDIVIDUAL OR
      NUMBER OF PERSONS IN              AMOUNT AND NATURE OF
            GROUP                     BENEFICIAL OWNERSHIP (1)            TOTAL              PERCENT OF CLASS
      ---------------------           ------------------------            -----              ----------------
         James Briskey                          9,680 (a)              19,360.0000                 1.008
                                                9,680 (b)

         H. Kenneth Cole                            0                            0                     0

         William E. Galliers                 1,490.70 (b)               1,490.7000                    (2)

         James T. Grohalski                2,954.3759                   2,954.3759                    (2)

         Nolan E. Hooker                     737.4478 (b)                 737.4478                    (2)

         Gregory J. Hull                     636.9112 (b)                 636.9112                    (2)

         Thomas E. Kolassa                 1,035.1013                   1.035.1013                    (2)

         James J. Morrison                 2,233.6652 (b)               2,233.6652                    (2)

         Jane L. Randall                   5,042.1587                   5,042.1587

         Freeman E. Riddle                 4,050.1614 (a)
                                                2,224 (b)               6,274.1614                    (2)

         Jerry L. Towns                            56 (a)
                                             153.3262 (b)                 209.3262                    (2)

  All directors and executive
  officers as a group (11 persons)        39,973.8477                  39.973.8477                 2.081




(1) Based upon information furnished to the Corporation by the individual named and the members of the designated group. The nature of beneficial ownership for shares shown is sole voting and investment power except as set forth below.
                 (a)      Sole voting and investment power

                 (b)      Shared voting and investment power

(2)   Less than one percent (1%)

MEETINGS, COMMITTEES AND COMPENSATION OF THE BOARD OF DIRECTORS

The Board of Directors of the Corporation held twelve (12) meetings during 1997. All directors, with the exception of Mr. Cole who was elected to the Board in 1998, attended at least 75 percent (75%) of the aggregate of the total number of meetings of the Board of Directors and the total number of meetings held by all standing committees of the Board on which they serve.

The Corporation's Board of Directors has an Audit Committee. The Committee is comprised of Messrs. Hull, Briskey, Galliers and Kolassa. The Audit Committee determines whether adequate internal controls are being maintained. It meets with the Corporation's independent auditors to review internal controls, procedures of the Corporation and the Bank, the scope of internal audits, the financial position of the Corporation and external audits of the Corporation.

The Bank's Board of Directors has a Compensation Committee. The Committee is comprised of Messrs. Morrison, Hull and Kolassa. The Compensation Committee is responsible for setting and administering the policies which govern annual compensation and incentive programs. In addition, it reviews all executive compensation and benefit programs from time to time available to executive officers of the Corporation and to all officers and staff of the Bank. In this respect, the Committee makes recommendations to the Board of Directors with respect to the Compensation of the Chief Executive Officer and the President, as well as reviewing and approving the Chief Executive Officer's recommendations for other officers of the Corporation.

The Corporation's Board of Directors has an Executive Committee. The Committee is comprised of Messrs. Towns, Grohalski, Riddle, Hooker, and Mrs. Randall. The Executive Committee reviews major policy changes, evaluates the performance of the President and Chief Executive Officer and the Executive Vice-President and reviews any merger or expansion plans. The Executive Committee also acts as the nominating committee for future members of the Board of Directors. The Committee also reviews any promotions to Executive Officer status.

Currently, each director of the Corporation whose principal occupation is not with the Corporation or the Bank receives an annual fee of $6,000 which will be indexed for inflation in 1998. In addition, outside directors are compensated $150 for each committee meeting attended and participate in a bonus program based upon the achievement of growth and profitability goals. The 1997 bonus paid to each outside director was $4,467.

EXECUTIVE COMPENSATION

The following table sets forth compensation paid by the Corporation and the Bank with respect to the fiscal year ended December 31, 1997 to the Corporation's Chief Executive Officer and its Executive Vice-President. There were no other executive officers whose combined salary and bonus exceeded $100,000.




                                                    SUMMARY COMPENSATION TABLE
-------------------------------------------------------------------------------------------------------------
                                                        ANNUAL COMPENSATION
-------------------------------------------------------------------------------------------------------------
NAME AND PRINCIPAL                                                                             ALL OTHER
POSITION                                 YEAR                SALARY ($) (1)             COMPENSATION ($) (2)
------------------                       ----                --------------             ---------------------
Jerry L. Towns                           1997                   $146,059                        $5,978
President and Chief Executive            1996                   $149,201                        $5,978
Officer of the Corporation and           1995                   $134,190                        $6,038
Chairman of the Bank

James T. Grohalski                       1997                   $130,320                        $7,202
Executive Vice President and             1996                   $135,225                        $7,191
Chief Financial Officer of the           1995                   $123,968                        $7,239
Corporation and President of the
Bank






(1) The amount shown includes amounts deferred under the 401(k) provisions of the Bank's Employee Stock Ownership Plan ("ESOP") and the Bank's Executives' Deferred Compensation Plan ("Deferred Compensation Plan").


(2) The amount shown includes the following for 1997: (i) employer contributions to accounts in the ESOP and the Deferred Compensation Plan of $2,600 and $3,000, respectively, for Mr. Towns and $3,796 and $3,000, respectively, for Mr. Grohalski; and (ii) $378 and $406 constituting the value of insurance premiums paid by the Bank for term life insurance for Mr. Towns' and Mr. Grohalski's benefit, respectively.

Officers of the Corporation participate in the Southern Michigan Bank & Trust Retirement Plan (the "Retirement Plan"), which has been adopted by the Corporation. Under the terms of the Plan, a normal monthly retirement benefit is provided to covered employees who attain the age of 65. It provides for a normal retirement benefit after 30 years of credited service equal to 35% of a participant's actual monthly compensation based on the participant's highest consecutive five year average compensation (see the column captioned "Remuneration"). For participants with less than 30 years credited service, reduced benefits are available in an amount equal to the normal retirement benefit reduced by 1/30 for each year of service less than 30. Participants are 100% vested after five years of credited service, and are subject to forfeiture upon termination of employment with credited service less than five years. The following table represents estimated normal annual benefits payable on a straight-life annuity basis upon retirement at age 65 and are not subject to deduction for social security benefits


                                 PENSION PLAN TABLE
                                 ------------------
                                                                      YEARS OF SERVICE
                                                    --------------------------------------------------
              Remuneration                          25                    30                    35

                 110,000                            32,100                38,500                38,500

                 120,000                            35,000                42,000                42,000

                 130,000                            37,900                45,500                45,500

                 140,000                            40,800                49,000                49,000

                 150,000                            43,750                52,500                52,500




Jerry L. Towns has 26 years of credited service and $131,000 current covered remuneration. James T. Grohalski has 31 years of credited service and $118,000 current covered remuneration.

The Bank also has in effect supplemental retirement arrangements in the form of Executive Employee Salary Continuation Agreements with its executive officers under which a specified annual benefit, in addition to that provided under the Retirement Plan, is payable to the officer upon retirement at age 65, subject to reduction for credited service of less than 30 years on the same basis as under the Retirement Plan. The specified annual benefit, when added to the benefit under the Retirement Plan, is intended to be approximately equal to the benefit the officer would have received under the Retirement Plan but for a plan amendment which changed the Plan's benefit formula to comply with changes in pension laws and which substantially reduced the executive officers' benefits. For Jerry L. Towns, the specified annual benefits payable upon retirement at age 65 under the supplemental retirement arrangement is $16,860. For James T. Grohalski, the specified annual benefits payable upon retirement at age 65 under the supplemental retirement arrangement is $22,060.

The Bank also has a Deferred Compensation Plan for directors and certain executive officers. Under the Deferred Compensation Plan, participants elect to defer a portion of their compensation (in the case of directors, their fees) on a pre-tax basis. Upon retirement at or after age 65, the participant or his designated beneficiary is entitled to a benefit equal to the amount of the participant's deferrals to the Plan plus earnings on such deferrals at a specified rate of interest compounded annually, payable in equal monthly amounts for the participant's life expectancy, but for not less than 180 months. Upon a participant's death before retirement, other than as a result of suicide, the benefit described above is paid to the participant's designated beneficiary. Upon the participant's termination of employment or retirement before age 65, the benefit payable to the participant at age 65 is determined by multiplying the amount deferred under the Plan by the ratio of the number of months for which th participant made deferrals to the number of months from the time the participant began making deferrals to the participant's reaching age 65. The amounts shown in the cash compensation table above include amounts deferred as contributions under the Plan, which amounts are subject to forfeiture pursuant to the formula described above for determining the applicable benefit in the event the participant's employment terminates before retirement at age 65.

TRANSACTIONS WITH DIRECTORS AND OFFICERS

Directors and officers of the Corporation and their associates were customers of, and had transactions with the Bank in the ordinary course of business during 1997. All loans and commitments included in such transactions were made in the ordinary course of business on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons and did not involve more than the normal risk of collectability or present other unfavorable features.


PROPOSAL (3)    APPROVAL OF PROPOSAL ELIMINATING SHAREHOLDER ACTION BY LESS THAN
                UNANIMOUS WRITTEN CONSENT

GENERAL

The Board of Directors proposes to delete Article VII of the Articles of Incorporation which currently permits actions to be taken by less than unanimous written consent in lieu of an annual or special meeting of the shareholders. If adopted, the proposal would eliminate Article VII of the Articles of Incorporation and, therefore, require that shareholder action be taken only at an annual or special meeting or by unanimous written consent in accordance with the MBCA.


CURRENT ARTICLES OF INCORPORATION

         Article VII of the Articles of Incorporation currently provides as follows:

                  Any action required or permitted by this act to be taken at an annual or special meeting of shareholders may be taken without a meeting, without prior written notice and without a vote, if after approval of such action by the Board of Directors a consent in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote thereon were present and voted.

                  Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to shareholders who have not consented in writing.

PROPOSED AMENDMENT

The Board of Directors has approved, subject to shareholder approval, the deletion of Article VII of the Articles of Incorporation.

VOTE REQUIRED

The proposal to delete Article VII of the Articles of Incorporation requires the affirmative vote of not less than a majority of the shares entitled to be cast by all holders of shares of common stock of the Company issued and outstanding on the record date. If the proposal is approved by the shareholders, it will become effective upon filing and recording of a Certificate of Amendment as required by the MBCA.

CONSIDERATIONS IN SUPPORT OF THE PROPOSAL

Eliminating Article VII of the Articles of Incorporation would give all shareholders of the Company entitled to vote on a particular matter notice of and the opportunity to participate in the determination of any proposed action on such matter and the chance to take judicial or other action to protect their interest. In addition, the change to eliminate shareholder action by written consent may serve to avoid untimely action in a context that might not permit shareholders to have the full benefit of the knowledge, advice and participation of the Company's management and the Board of Directors. In the event of a proposed acquisition of the Company, for example, the interests of shareholders may best be served by a transaction that results from negotiations based on careful consideration of the proposed terms. Although there can be no certainty as to the result of any particular negotiations, adoption of the proposal may tend to promote negotiations concerning any proposed acquisition of the Company, by placing greater bargaining power in the Board of Directors.

OTHER CONSIDERATIONS

Any provision in the Company's Articles of Incorporation which effectively require a potential acquirer to negotiate with the Company's management and Board of Directors could be characterized as increasing management's and the Board's ability to retain their positions with the Company and to resist the transaction which may be deemed advantageous by certain shareholders. The elimination of action by written consent may deter acquisitions of the Company's stock and may delay, deter or impede shareholder action not approved by the Board of Directors. Such actions may include shareholder attempts to obtain control of the Board, unsolicited tender offers or other efforts to acquire control of the Company. Eliminating actions by less than unanimous written consent may impede or delay the initiation or consummation of business transactions, such as reorganizations, mergers, or recapitalizations, which are opposed by the Board of Directors even though sought by a majority of the shareholders. The Board of Directors, however, is not aware of any efforts to obtain control of the Company, and the proposal of this measure is not in response to any such efforts.


THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL ELIMINATING ACTION BY
                     LESS THAN UNANIMOUS WRITTEN CONSENT


PROPOSAL (4)    APPROVAL OF PROPOSAL REQUIRING SUPERMAJORITY VOTE TO AMEND
                CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION AND BYLAWS


GENERAL

The Board of Directors of the Company has approved, subject to shareholder approval, a new Article XII to the Articles of Incorporation to require the affirmative vote of holders of not less than two thirds (2/3) of the voting stock to alter, amend, repeal or adopt certain provisions of the Articles of Incorporation and Bylaws, or 80% of the directors then in office to alter, amend, repeal or adopt certain provisions of the Bylaws.

CURRENT ARTICLES OF INCORPORATION

Pursuant to the MBCA, the affirmative vote of a majority of the shares entitled to vote at a meeting is required to amend the Articles of Incorporation, unless the Articles of Incorporation provide for a higher requirement. The Company's Articles of Incorporation contain in Article IX a supermajority requirement of two-thirds (2/3) of the outstanding shares of the Corporation entitled to vote in order to adopt any agreement or approve any merger or consolidation of the

Corporation with or into another person, to authorize any sale of all or substantially all of the assets to another corporation or to authorize the issuance or transfer by the Company of its voting securities in exchange for the securities or assets of another company. Article X of the current Articles of Incorporation states that any amendment to Article IX must be approved by the two-thirds supermajority. Any other provision of the Articles of Incorporation of the Company may be amended by a majority vote of the shareholders entitled to vote at a meeting.

PROPOSED AMENDMENT

The Board of Directors has approved, subject to shareholder approval, a new
Article XII to the Articles of Incorporation which requires the affirmative vote of the holders of not less than two-thirds (2/3) of the voting stock in order to alter, amend, repeal, or adopt any new provision of the Articles of Incorporation to permit action to be taken by shareholders by less than unanimous written consent. In addition, the proposed Article XII of the Articles of Incorporation requires the same two-thirds (2/3 supermajority in order to amend Article XII or the above-referenced Article X. Finally, the proposed
Article XII requires a two-thirds (2/3) supermajority vote or the affirmative vote of Directors constituting not less than 80% of the Directors then in office to alter, amend, repeal, or adopt any provision inconsistent with Bylaw provisions Article XII Section 2 (governing special meetings) or Section 4 (governing notice and shareholder proposals) or Article III, Section 2 (governing size of board), Section 3 (governing procedures for nominating directors), Section 6 (governing special meetings of the Board of Directors), or
Section 11 (governing the manner of filling director vacancies) or Article XII (governing redemption of "Control Shares") or Article XIII (governing the manner of amending the Bylaws).

The text of the Articles of Incorporation as they would read, assuming adoption of the new Article XII, is set forth on Exhibit B attached hereto. Shareholders are urged to read carefully the following material, as well as Exhibit B, as they involve matters of particular importance.

VOTE REQUIRED

The adoption of the amendment to the Articles of Incorporation set forth as
Article XII requires the affirmative vote of not less than a majority of the votes entitled to be cast by all holders of shares of common stock of the Company issued and outstanding on the record date. If the proposed amendment is approved by the shareholders, it will be effective upon filing and recording of a Certificate of Amendment as required by the MBCA.

CONSIDERATIONS IN SUPPORT OF THE PROPOSAL

By limiting the manner in which certain Articles and Bylaw provisions may be amended, the Company may promote continuity of operations and thereby enhance the Company's ability to attain its long term goals. Limiting the manner in which certain Articles and Bylaw provisions may be amended also allows the Board of Directors to more effectively manage the affairs of and internal operating procedures of the Company.

OTHER CONSIDERATIONS

Adoption of Article XII to the Bylaws will have the effect of making it more difficult for stockholders and the Board to change the internal operating procedures of the Company. These provisions may further discourage potentially unfriendly bids for shares of the Company. For these reasons, the proposal may have an antitakeover effect. The Board of Directors, however, is not aware of any efforts to obtain control of the Company, and the proposal of this measure is not in response to any such efforts.

     THE BOARD UNANIMOUSLY RECOMMENDS A VOTE FOR THE PROPOSAL REQUIRING A SUPERMAJORITY VOTE TO AMEND CERTAIN PROVISIONS OF THE ARTICLES OF INCORPORATION
                                  AND BYLAWS

PROPOSAL (5)    APPROVAL OF AMENDMENT OF ARTICLES OF INCORPORATION TO AUTHORIZE
                100,000 SHARES OF PREFERRED STOCK

GENERAL

The Board of Directors has approved an amendment to Article III of the Company's Articles of Incorporation to authorize the issuance of up to 100,000 shares of Preferred Stock.

The Board of Directors believes that the authorization to issue shares of the Preferred Stock, in one or more series (up to a total of 100,000 shares of Preferred Stock), is in the best interests of the Company and its shareholders and believes that it is advisable to authorize such shares and have them available in connection with possible future transactions, such as financings, strategic alliances, corporate mergers, acquisitions, possible funding of new product programs or businesses and other uses no presently determinable and as may be deemed to be feasible and in the best interests of the Company. In addition, the Board of Directors believes that it is desirable that the Company have the flexibility to issue shares of Preferred Stock without further shareholder action, except as otherwise provided by law.

CURRENT ARTICLES OF INCORPORATION

Currently, the Company's Articles of Incorporation does not authorize the issuance of any class of preferred stock.

EFFECT OF AMENDMENT

The proposed amendment will give the Board of Directors the express authority, without further action of the shareholders, to issue shares of Preferred Stock from time to time in one or more series and to fix before issuance with respect to each series: (a) the designation and the number of shares to constitute each series, (b) the liquidation rights, if any, (c) the dividend rights and rates, if any, (d) the rights and terms of redemption, if any, (e) whether the shares will be subject to the operation of a sinking or retirement fund, if any, (f) whether the shares are to be convertible or exchangeable into other securities of the Company, and the rates thereof, if any, (g) any limitations on the payment of dividends on the Common Stock while any such series is outstanding, if any, (h) the voting power, if any, in addition to the voting rights provided by law, of the shares, which voting powers may be general or special, and (i) such other provisions as shall not be in consistent with the Articles of Incorporation. All the shares of anyone series of the Preferred Stock shall be identical in all respects.

It is not possible to determine the actual effects of the Preferred Stock on the rights of the shareholders of the Company until the Board of Directors determines the rights of the holders of a series of the Preferred Stock. However, such effects might include (i) restrictions on the payment of dividends to holders of the Common Stock; (ii) dilution of voting power to the extent that the holders of shares of Preferred Stock are given voting rights; (iii) dilution of the equity interests and voting power of holders of Common Stock if the Preferred Stock is convertible into Common Stock; and (iv) restrictions upon any distribution of assets to the holders of the Common Stock upon liquidation or dissolution and until the satisfaction of any liquidation preference granted to the holders of Preferred Stock.

The Board of Directors will make any determination to issue shares of Preferred Stock based upon its judgment as to the best interests of the shareholders and the Company. Although the Board of Directors has no present intention of doing so, it could issue shares of Preferred Stock (within the limits imposed by applicable law) that could, depending on the terms of such series, make more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or other means. When in the judgment of the Board of Directors such action would be in the best interests of the shareholders and the Company, the issuance of shares of Preferred Stock could be used to create voting or other impediments or to discourage persons seeking to gain control of the Company, for example, by the sale of Preferred Stock to purchasers favorable to the Board of Directors. In addition, the Board of Directors could authorize holders of a series of Preferred Stock to vote either separately as a class or with the holders of Common Stock, on any merger, sale or exchange of assets by the Company or any other extraordinary corporate transaction. The existence of the additional authorized shares could have the effect of discouraging unsolicited takeover attempts. The issuance of new shares could also be used to dilute the stock ownership of a person or entity seeking to obtain control of the Company should the Board of Directors consider the action of such entity or person not to be in the best interests of the shareholders and the Company. The Board of Directors, however, is not aware of any efforts to obtain control of the Company, and the proposal of this measure is not in response to any such efforts. Such issuance of Preferred Stock could also have the effect of diluting the earnings per share and book value per share of the Common Stock held by the holders of the Common Stock.

DISSENTERS' RIGHTS

Pursuant to the MBCA, the Company's shareholders are not entitled to dissenters' rights of appraisal with respect to the proposed amendment.

If the proposed amendment is approved, a Certificate of Amendment amending the Articles of Incorporation will be filed with the Department of Consumer and Industry Services of the State of Michigan as promptly as practicable thereafter and the authorization to issue Preferred Stock would become effective on the date of such filing.


PROPOSED AMENDMENT

Article III of the Company's Articles of Incorporation, would be amended and restated as follows assuming adoption of the proposal:

                                 ARTICLE III

The total authorized capital stock is: 4,100,000 shares
1.       Common shares:       4,000,000, common par value $2.50 per share

         Preferred shares:    100,000

2. A statement of all or any of the relative rights, preferences and limitations of the shares of each class is as follows:

         A. Each share of common stock shall have equal voting rights, preferences and privileges.

         B. The Board of Directors is authorized, subject to limitations prescribed by law and the provisions of this Article III to divide and issue the shares of Preferred Stock in series, and by filing a certificate containing the resolution of the Board pursuant to the applicable law of the State of Michigan, to establish from time to time the number of shares to be included in each series, and to prescribe the designation, powers, relative preferences and rights of the shares of each series and the qualifications, limitations or restrictions thereof.

The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

                  (a) the number of shares constituting that series and the distinctive designation of that series;

                  (b) the dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

                  (c) whether shares of that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

                  (d) whether shares of that series shall be convertible into shares of any class or into shares of any series of any class at the option of the holder, or the Corporation, or upon the happening of a specified event; and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

                  (e) whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

                  (f) whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amounts of such sinking fund;

                  (g) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

                  (h) any other relative rights, preferences and limitations of that series as well as other variations in the relative rights and preferences as among different series.

REQUIRED VOTE

The affirmative vote of the holders of a majority of all outstanding shares of Common Stock entitled to vote at a meeting of shareholders, in person or by proxy, is required for approval of the proposed amendment to the Company's Articles of Incorporation.

                      THE BOARD OF DIRECTORS RECOMMENDS
                  A VOTE "FOR" APPROVAL OF THIS AMENDMENT TO
                        THE ARTICLES OF INCORPORATION


PROPOSAL (6)   SELECTION OF INDEPENDENT AUDITORS

The firm of Crowe, Chizek and Company LLP examined and certified the financial statements of the Corporation for the year ended December 31, 1997. Upon the recommendation of the Audit Committee, the Board of Directors has selected Crowe, Chizek and Company LLP to act as the Corporation's independent auditors for 1998.

This selection is being submitted to shareholders for ratification. While such ratification is not required, the Corporation believes it is an important corporate decision in which shareholders should participate. If the selection is not ratified, the Board of Directors may, nevertheless, choose to retain Crowe, Chizek and Company LLP as auditors for 1998.

A representative of Crowe, Chizek and Company LLP is expected to be present at the Annual Meeting to respond to appropriate questions from shareholders and to make any comments deemed appropriate.

OTHER MATTERS

The Board of Directors knows of no matters to be presented for consideration at the Annual Meeting other than the matters described herein. Should any other matter properly come before the Annual Meeting, the persons named as proxies in the accompanying proxy card will vote on such matters in their discretion.

ADDITIONAL INFORMATION

The financial statements of the Corporation, supplementary financial information and management's discussion and analysis of operations for the fiscal year ended December 31, 1997 are included in the Corporation's 1997 Annual Report to Shareholders. The 1997 Annual Report will be mailed to shareholders on approximately March 20, 1998.

The Company files an Annual Report on Form 10-K with the Securities and Exchange Commission. Form 10-K will be available upon request after March 31, 1998. To request a copy of the Form 10-K address request to Southern Michigan Bancorp, Inc., 51 West Pearl Street, Coldwater, Michigan 49036, Attention: Secretary.


                                         By Order of the Board of Directors



                                         James T. Grohalski
                                         Secretary

                          PROXY FOR ANNUAL MEETING
                       SOUTHERN MICHIGAN BANCORP, INC.


The undersigned does hereby appoint Stanley E. Tipton and Jaylen T. Johnson, or either one of them, proxy with full power of substitution, in the name, place and stead of the undersigned, to vote all of the Common Shares of Southern Michigan Bancorp, Inc., held by the undersigned on March 10, 1998 at the Annual Meeting of Shareholders to be held at Southern Michigan Bank & Trust, 51 West Pearl Street, Coldwater, Michigan, on April 20, 1998 at 4:00 p.m., and at any adjournment or adjournments thereof with all the powers the undersigned would possess if personally present. The Board of Directors of the Corporation recommends a vote in favor of the following proposals:



1.       Proposal to amend the Company's                        FOR     AGAINST           ABSTAIN
         Articles of Incorporation to provide                   [ ]     [ ]               [ ]
         for a staggered board, to provide
         that a Director may be removed only
         for cause, to permit new Directorships
         to be created and filled only by
         the shareholders or by the affirmative
         vote of not less than 80% of the
         Directors then in office and to permit
         vacancies to be filled only by
         the affirmative vote of not less than
         80% of the Directors then in office.


2.       Election of Directors       [ ]    FOR all nominees below      [ ]     WITHHOLD AUTHORITY to
                                            (except as marked to                vote for all nominees
                                            the contrary below)                 listed below



To withhold authority to vote for any individual, mark FOR above and strike out the name below.

                 James P. Briskey                            Thomas E. Kolassa
                 H. Kenneth Cole                             James J. Morrison
                 William E. Galliers                         Jane L. Randall
                 James T. Grohalski                          Freeman E. Riddle
                 Nolan E. Hooker                             Jerry L. Towns
                 Gregory J. Hull



3.       Proposal to amend the Company's Articles               FOR     AGAINST           ABSTAIN
         of Incorporation to eliminate a provision              [ ]     [ ]               [ ]
         permitting shareholder action by less than
         unanimous written consent in lieu of a meeting.


4.       Proposal to amend the Company's Articles               FOR     AGAINST           ABSTAIN
         of Incorporation to require the affirmative            [ ]     [ ]               [ ]
         vote of the holders of not less than
         two-thirds (2/3) of the voting stock to alter,
         amend, repeal or adopt certain provisions
         of the Articles of Incorporation and Bylaws,
         or 80% of the Directors then in office to alter,
         amend, repeal or adopt certain provisions of
         the Bylaws.


5.       Proposal to amend the Company's Articles of            FOR     AGAINST           ABSTAIN
         Incorporation to authorize 100,000 shares              [ ]     [ ]               [ ]
         of Preferred Stock.


6.       Ratification of the selection of Crowe,                FOR     AGAINST           ABSTAIN
         Chizek and Company LLP as Independent                  [ ]     [ ]               [ ]
         Auditors for 1998.









The Board of Directors recommends shareholders vote "For" the nominees listed in Proposal (2) and "For" Proposals (1), (3), (4), (5) and (6). If NO SPECIFIC VOTE IS GIVEN, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES AND "FOR" PROPOSALS (1),
(3), (4), (5) AND (6). If any other business is presented at the meeting, this proxy shall be voted IN THE DISCRETION OF THE PROXIES. All shares represented by properly executed proxies will be voted as directed. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and may be revoked before its exercise by either written notice or notice in person at the meeting or by a subsequently dated proxy. The undersigned hereby acknowledges receipt of a Notice of Annual Meeting and Proxy Statement, each dated March 20, 1998, for the Annual Meeting of Shareholders of the Company called for April 20, 1998.




Dated:                      , 1998
      ----------------------                ---------------------------

                                            ---------------------------


NOTE: Please sign your name(s) exactly as printed on your stock certificates to authorize the voting of your shares as indicated above. Persons signing as Executors, Administrators, Trustees, etc. should so indicate. Corporate proxies should be signed by an authorized officer.